UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2003

THE PMI GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13664	94-3199675
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3003 Oak Road, Walnut Creek, California	94597-2098
(Address of Principal Executive Offices)	(Zip Code)

(925) 658-7878

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events

The PMI Group, Inc., or PMI, is providing the following information regarding Fairbanks Capital Holding Corp., or Fairbanks, and its subsidiary, Fairbanks Capital Corp., or Fairbanks Capital, for purposes of incorporation by reference in any registration statement that it may file under Rule 462(b) under the Securities Act of 1933 in connection with the previously announced offerings of Common Stock and Hybrid Income Term Security Units by PMI.

Fairbanks and Fairbanks Capital are subject to private litigation, including a number of putative class actions suits, alleging violations of federal and state laws governing the activities of servicers. PMI expects that as a result of the publicity surrounding lending and servicing practices, Fairbanks Capital may be subject to other putative class action suits in the future. Fairbanks has executed a term sheet with the plaintiffs in certain of these putative class action lawsuits. We cannot assure you that Fairbanks will be successful in reaching a final agreement with these plaintiffs. Fairbanks’ financial condition and results of operations could be negatively impacted as a result of any such settlement. In addition, PMI has been named as a defendant in several actions relating to the practices of Fairbanks. With the exception of one consolidated action in California, the actions in which PMI has been named as a defendant have been dismissed without prejudice or settled by Fairbanks. If the Fairbanks settlement of the class action litigation described above is effected, that settlement will also include a release of PMI. PMI could be named as a defendant in additional actions with respect to Fairbanks in the future. Fairbanks and Fairbanks Capital are also subject to state regulatory actions concerning their servicing activities. A number of state regulatory agencies, including some states in which Fairbanks Capital does a significant amount of business, have indicated that, notwithstanding the proposed settlement by Fairbanks with the Federal Trade Commission, or FTC, they intend to require Fairbanks Capital to refund to consumers in their respective states amounts that they allege Fairbanks Capital had improperly collected and to enter into consent decrees regulating various aspects of Fairbanks Capital’s business. Other states could also seek to require such refunds or consent decrees. In the event that Fairbanks is unable to resolve the issues with the various state regulatory agencies, those regulatory agencies may bring administrative or other actions against Fairbanks or Fairbanks Capital seeking to require such refunds and, potentially, monetary penalties or revocation of Fairbanks Capital’s license to conduct its business in such states. Regulatory actions and putative class actions have generated negative publicity for Fairbanks Capital which has caused and may continue to cause Fairbanks Capital to suffer losses in its customer base.

PMI’s investment in Fairbanks, and consequently PMI’s consolidated financial results, could be negatively impacted by the ultimate resolution of the state regulatory actions, the litigation, and/or pending investigations by the FTC or the U.S. Housing and Urban Development Department, or HUD, involving Fairbanks and Fairbanks Capital. Fairbanks has recorded aggregate expenses of $55 million (before tax) in connection with the proposed settlement of potential civil charges by the FTC and HUD and related estimated costs in connection with that settlement, the estimated costs of potential settlements of certain of the putative class action litigation and the estimated costs and fines relating to certain pending state regulatory actions. If the proposed settlement is not approved by the FTC Commissioners or HUD or is not implemented, the class action settlements are not finalized or Fairbanks Capital is required to make significant payments as a result of state regulatory proceedings, Fairbanks’ ultimate expenses could be materially higher. Our proportionate share of the expenses recorded by Fairbanks ($17.8 million after tax based on Fairbanks’ recorded aggregate expenses) has reduced PMI’s equity from earnings with respect to Fairbanks for the third quarter of 2003. In addition, the recording of expenses and liabilities by Fairbanks related to these maters could lead to events of default under Fairbanks’ existing credit arrangements. Although Fairbanks is seeking confirmation that the recording will not result in any event of default, PMI cannot assure you that this confirmation will be obtained. If these recordings or the recording of any additional expenses or liabilities relating to regulatory and litigation matters were to result in events of default, any such events of default could have a material adverse effect on Fairbanks and PMI’s investment in Fairbanks.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PMI GROUP, INC.

Date: October 28, 2003	By:	/s/ Victor J. Bacigalupi

Victor J. Bacigalupi Senior Executive Vice President, General Counsel and Secretary